                                                                     EXHIBIT 8.2




                                September 4, 1998
                                                                  (312) 368-4000


Merry Land & Investment Company, Inc.
624 Ellis Street
Augusta, GA 30901

         Re:      Tax Opinion - REIT Status/Partnership Classification

Ladies and Gentlemen:

         We are acting as special counsel to Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), in connection with the Joint Proxy Statement/Prospectus/Information Statement, included in the Registration Statement on Form S-4 (File No. 333-61449) (the "Registration Statement"), relating to the proposed merger (the "Merger") of Merry Land & Investment Company, Inc., a Georgia corporation ("Merry Land"), with and into EQR. You have requested our opinion as to certain federal income tax matters described below.

         Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

         As more fully described in the Registration Statement, EQR, with the consent of Merry Land, which consent may not be unreasonably withheld, may elect to effect the transactions contemplated by the Merger through an alternative series of transactions (as defined in the Registration Statement, the "Alternative Merger Transactions"), upon receipt of a favorable private letter ruling from the Internal Revenue Service reasonably acceptable to counsel for EQR and Merry Land, respectively, with respect to the tax-free nature of the Alternative Merger Transactions.

         The Merger, the Alternative Merger Transactions, and all agreements relating to the Merger and/or the Alternative Merger Transactions (the "Agreements") are more fully described in the Registration Statement. All descriptions of and references to the Merger and/or the Alternative Merger Transactions contained in this opinion letter are qualified in their entirety by the terms of the Agreements.

The Merger

          In the event the Merger is consummated, it will be consummated pursuant to (i) an Agreement and Plan of Merger, dated as of July 8, 1998, between EQR and Merry Land, as amended

Merry Land & Investment Company, Inc.
September 4, 1998
Page 2


by that certain First Amendment to the Merger Agreement, dated September 4, 1998 (collectively, the "Merger Agreement"), (ii) the Articles of Merger, by and between EQR and Merry Land, entered into in connection with the Merger Agreement (the "Articles of Merger"), and (iii) the Certificate of Merger by and between EQR and Merry Land, entered into in connection with the Merger Agreement (the "Certificate of Merger").

         Pursuant to the Merger, Merry Land will be merged, in accordance with the applicable provisions of the Maryland General Corporation Law ("MGCL") and the Georgia Business Corporation Code ("GBCC"), with and into EQR, with EQR as the surviving trust. The Merger will be voted upon, as required by law, by EQR shareholders and Merry Land shareholders at special meetings.

         As of the effective time of the Merger (the "Effective Time"), and by virtue of the Merger, each share of Merry Land Common outstanding immediately prior to the Effective Time shall be converted into .53 shares of EQR Common. No fractional shares of EQR Common will be issued in connection with the Merger. In lieu thereof, holders of Merry Land Common will receive cash. In addition, as of the Effective Time, and by virtue of the Merger, each issued and outstanding share of Merry Land Series A Preferred, Merry Land Series B Preferred, Merry Land Series C Preferred, Merry Land Series D Preferred and Merry Land Series E Preferred, shall be converted into one share of EQR Series H Preferred, EQR Series I Preferred, EQR Series J Preferred, EQR Series K Preferred, and EQR Series L Preferred, respectively.

The Alternative Merger

         In the event the Alternative Merger Transactions are consummated, they will be consummated pursuant to (i) the Merger Agreement, (ii) the Certificate of Merger, by and between Merry Land LLC (as defined below) and Merry Land Merger Subsidiary (as defined below), entered into in connection with the Merger Agreement, and (iii) the Articles of Merger by and between EQR and Merry Land Merger Subsidiary, entered into in connection with the Merger Agreement.

         Pursuant to the Alternative Merger Transactions, Merry Land will form a wholly-owned subsidiary corporation ("Merry Land Merger Subsidiary"), that in turn will form Merry Land LLC (of which Merry Land Merger Subsidiary will be the sole member). On the Closing Date, Merry Land will merge with and into Merry Land LLC, with Merry Land LLC being the surviving entity of the merger (the "ML/LLC Merger").

         In the ML/LLC Merger, each issued and outstanding share of Merry Land Common will be converted into one share of common stock, without par value, of Merry Land Merger Subsidiary ("Merry Land Merger Subsidiary Common"), and each issued and outstanding share of Merry Land Preferred will be converted into one share of Merry Land Merger Subsidiary


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Merry Land & Investment Company, Inc.
September 4, 1998
Page 3


preferred stock ("Merry Land Merger Subsidiary Preferred") having the same preferences, rights and powers as the corresponding series of Merry Land Preferred. Each certificate representing issued and outstanding Merry Land Common or Merry Land Preferred shall, upon consummation of the ML/LLC Merger, be deemed to represent the same number of shares of Merry Land Merger Subsidiary Common or Merry Land Merger Subsidiary Preferred, respectively. As of the effective time of the ML/LLC Merger (the "ML/LLC Merger Effective Time"), each outstanding Merry Land Option shall be assumed by Merry Land Merger Subsidiary and shall be deemed to constitute an option to acquire (each a Merry Land Merger Subsidiary Stock Option"), on the same terms and conditions applicable under such Merry Land Option, the same number of shares of Merry Land Merger Subsidiary Common as the holder of such Merry Land Option would have been entitled to receive pursuant to the ML/LLC Merger had such holder exercised such Merry Land Option in full immediately prior to the ML/LLC Merger Effective Time.

         Immediately following the ML/LLC Merger Effective Time, Merry Land Merger Subsidiary will merge with and into EQR, with EQR being the surviving entity of such merger (the "Merry Land Merger Subsidiary/EQR Merger"). The Alternative Merger Transactions will be voted upon, as required by law, by EQR shareholders and Merry Land shareholders at special meetings.

         As of the effective time of the Merry Land Merger Subsidiary/EQR Merger (the "Merry Land Merger Subsidiary/EQR Merger Effective Time"), and by virtue of the Merry Land Merger Subsidiary/EQR Merger, each share of Merry Land Merger Subsidiary Common and Merry Land Merger Subsidiary Preferred (collectively, "Merry Land Merger Subsidiary Shares") will be converted into EQR shares on the same basis that shares of Merry Land Common and Merry Land Preferred would have been converted into EQR Shares had the Merger occurred. Following the Merry Land Merger, EQR will contribute its interests in Merry Land LLC to ERP Operating Partnership.


         In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the "Reviewed Documents"):

         (a) The Fifth Amended and Restated Limited Partnership Agreement of ERP Operating Partnership, dated as of August 1, 1998, (the "ERP Operating Partnership Agreement");

         (b) The Second Amended and Restated Declaration of Trust of EQR, dated May 30, 1997, as amended (the "EQR Declaration of Trust");



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Merry Land & Investment Company, Inc.
September 4, 1998
Page 4

         (c) The Second Amended and Restated Bylaws of EQR, dated as of May 30, 1997, as amended (the "EQR Bylaws");

         (d)      The Registration Statement; and

         (e) Such other documents as may have been presented to us by EQR from time to time.

         In addition, we have relied upon the factual representations contained in EQR's certificate, dated September 4, 1998 (the "EQR Officer's Certificate"), executed by a duly appointed officer of EQR, which is attached hereto as Exhibit A, setting forth certain representations relating to the organization and operation of EQR and ERP Operating Partnership before the Merger (or, if consummated in lieu of the Merger, the Alternative Merger Transactions) and EQR and ERP Operating Partnership subsequent to the Merger (or, if consummated in lieu of the Merger, the Alternative Merger Transactions).

         For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. Any representation or statement in any document upon which we rely that is made "to the best of knowledge" or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of EQR, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Officer's Certificate or of the Reviewed Documents in a material way.

         In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

         In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

         (i) Prior to the Merger (or, if consummated in lieu of the Merger, the Alternative Merger Transactions), EQR and ERP Operating Partnership each have been operated in the



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Merry Land & Investment Company, Inc.
September 4, 1998
Page 5


                  manner described in the EQR Declaration of Trust, the EQR Bylaws and the ERP Operating Partnership Agreement or other organizational documents of each such entity, in the Joint Proxy Statement/Prospectus/Information Statement, and all terms and provisions of such agreements and documents have been complied with by all parties thereto;

         (ii) Following the Merger (or, if consummated in lieu of the Merger, the Alternative Merger Transactions), EQR and the ERP Operating Partnership will each be operated in the manner described in the EQR Declaration of Trust, the EQR Bylaws, and the ERP Operating Partnership Agreement or other organizational documents of each such entity, in the Joint Proxy Statement/Prospectus/Information Statement, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

         (iii) EQR is a duly formed real estate investment trust under the laws of the State of Maryland;

         (iv) Merry Land is a duly formed corporation under the laws of the State of Georgia;

         (v) In the event the Alternative Merger Transactions are consummated in lieu of the Merger, Merry Land Merger Subsidiary will be a duly formed corporation under the laws of the State of Maryland;

         (vi) In the event the Alternative Merger Transactions are consummated in lieu of the Merger, Merry Land LLC will be a duly formed limited liability company under the laws of the State of Georgia; and

         (vii) There has been no change in the applicable laws of the State of Maryland, the State of Georgia, or in the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter.

With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Moreover, the qualification and taxation of EQR as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given

Merry Land & Investment Company, Inc.
September 4, 1998
Page 6

that the actual results of the operations of EQR for any one taxable year will satisfy such requirements.

         Based upon and subject to the foregoing, it is our opinion that:

         (i) EQR was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for its taxable years ended December 31, 1992 through December 31, 1997;

         (ii) Assuming the Merger (or, if consummated in lieu of the Merger, the Alternative Merger Transactions) and all other events occur as contemplated in the Agreements and the Registration Statement, EQR's proposed method of operation, as described in the Joint Proxy Statement/Prospectus/Information Statement, and as represented in the EQR Officer's Certificate, will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable years ending after the Effective Time;

         (iii) The ERP Operating Partnership will be classified as a partnership, and not as an association taxable as a corporation, for federal income tax purposes under Code
                  Section 7701 and the Treasury Regulations promulgated thereunder; and

         (iv) The statement of federal income tax matters and consequences described in the Joint Proxy Statement/Prospectus/Information Statement under headings "Summary-Federal Income Tax Consequences of the Merger," "Risk Factors-Consequences of Failure to Qualify as a REIT," "The Merger-Federal Income Tax Consequences of the Merger," "The Merger-Qualification of EQR as a REIT," "The Merger-Tax Aspects of EQR's Investment in Partnerships," "The Merger-Taxation of Shareholders," and "The Merger-Federal Income Tax Consequences of the Alternative Merger Transactions," to the extent that it constitutes matters of law or legal conclusions, is accurate in all material respects.

         Other than as expressly stated above, we express no opinion on any issue relating to EQR and the ERP Operating Partnership, or to any investment therein.

         For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the respective sections of the Joint Proxy Statement/Prospectus/Information Statement under the headings: "The Merger-Federal Income Tax Consequences of the Merger," "The Merger-Qualification of EQR as a REIT," "The Merger-Tax Aspects of EQR's Investment in Partnerships," "The Merger-Taxation of Shareholders," and "The

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Merry Land & Investment Company, Inc.
September 4, 1998
Page 7

Merger-Federal Income Tax Consequences of the Alternative Merger Transactions." We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time.

         This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity other than Merry Land shareholders in connection with the Merger (or, if consummated in lieu of the Merger, the Alternative Merger Transactions), without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this opinion as
Exhibit 8.2 to the Registration Statement and the use of our name in the Joint Proxy Statement/Prospectus/Information Statement under the sections entitled "Summary-Federal Income Tax Consequences of the Merger," "The Merger-Federal Income Tax Consequences of the Merger," "The Merger-Qualification of EQR as a REIT," "The Merger-Federal Income Tax Consequences of the Alternative Merger Transactions," and "Legal Matters." In giving this consent we do not admit that we are included in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                               Very truly yours,


                                               /s/ RUDNICK & WOLFE






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                                    EXHIBIT A

                       EQUITY RESIDENTIAL PROPERTIES TRUST
                            TWO NORTH RIVERSIDE PLAZA
                             CHICAGO, ILLINOIS 60606

                                September 4, 1998


Rudnick & Wolfe
203 North LaSalle Street
Suite 1800
Chicago, Illinois  60601

  Re: Tax Opinion for Status as a Real Estate Investment Trust/Partnership Classification - Officer's Certificate

Ladies and Gentlemen:

         In connection with (A) the Joint Proxy Statement/Prospectus/Information Statement, included in the Registration Statement on Form S-4 (File No. 333-61449) (the "Registration Statement"), relating to the proposed merger (the "Merger") of Merry Land & Investment Company, Inc., a Georgia corporation ("Merry Land"), with and into Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), we have requested your opinion concerning:
(i) the qualification and taxation of EQR as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable year ended December 31, 1992 through December 31, 1997; (ii) the qualification and taxation of EQR as a REIT under the Code for all taxable years ending after the Effective Time; and (iii) the classification of ERP Operating Partnership as a partnership for federal income tax purposes. Unless otherwise specifically defined herein or in Exhibit A attached hereto, all capitalized terms have the meaning assigned to them in the Registration Statements.

         In connection with the issuance of your legal opinion as described above, EQR and/or ERP Operating Partnership hereby make the following representations (intending that Rudnick & Wolfe will rely on such representations in rendering its opinion); all representations made by EQR and ERP Operating Partnership are made for all periods of their existence (or such other periods of time as may be specifically set forth below):

         1. No interests in ERP Operating Partnership held by a general partner or limited partner have ever been or will be traded on an established securities market or exchange (including an over-the-counter market) or the substantial equivalent thereof.

September 4, 1998
Page 2


         2. Commencing with its taxable year ending December 31, 1992, EQR timely and properly filed an election to be taxed as a "Real Estate Investment Trust." EQR has not revoked such election and has no present intention to revoke such election.

         3.       EQR has and will be managed by one or more of its trustees.

         4. Beneficial ownership in EQR has been and will be evidenced by transferable shares.

         5. At no time during the last half of any taxable year of EQR have more than 50% in value of EQR's outstanding beneficial interests been owned, directly or indirectly, by or for five or fewer individuals as determined by applying the Attribution Rules.

         6. EQR will take all measures within its control to ensure that at no time during the last half of any taxable year ending after the Effective Time, are more than 50% in value of EQR's outstanding beneficial interests owned, directly or indirectly, by or for five or fewer individuals as determined by applying the Attribution Rules.

         7. Beneficial ownership in EQR was held by 100 or more persons during at least 335 days for the taxable year ending
                  December 31, 1992 (or during a proportionate part of such taxable year if such taxable year was less than twelve months) and for all periods thereafter. EQR will take all measures within its control to ensure that beneficial ownership in EQR is held by 100 or more persons at all times from and after the Effective Time.

         8. Commencing with EQR's taxable year ending December 31, 1992, and for all taxable years ending after the Effective Time, at least ninety-five percent (95%) of the gross income of EQR (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) dividends, (ii) interest, (iii) rents from real property, (iv) gain from the sale or other disposition of stock, securities and real property (including Interests in Real Property and interests on mortgages on real property), but excluding gain on real property which is Code Section 1221(1) Property, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and

September 4, 1998
Page 3

                  interests in mortgages on real property), and (viii) gain from the sale or other disposition of Real Estate Assets that is not a Prohibited Transaction.

         9. Commencing with EQR's taxable year ending December 31, 1992, and for all taxable years ending after the Effective Time, at least seventy-five (75%) of the gross income of EQR (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Code Section 1221(1) Property, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other Real Estate Investment Trusts, (v) abatements and refunds of taxes on real property,
                  (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income.

         10. Less than 30% of the gross income of EQR in its taxable years ending December 31, 1992, 1993, 1994, 1995, 1996 and 1997 was
                  derived from the sale or other disposition of (i) stock or securities held for less than one year; (ii) property in a Prohibited Transaction; and (iii) real property (including Interests in Real Property and interests in mortgages on real property) held for less than four years other than property compulsorily or involuntarily converted (by means of destruction, theft, seizure, requisition, condemnation or threat of imminence thereof) and Foreclosure Property.

         11. Neither EQR nor the ERP Operating Partnership has entered into any agreement or arrangement (and each has taken all measures within  its control to  ensure  that  no
                  subsidiary of EQR classified  as a  Qualified  REIT
                  Subsidiary ("QRS") and no Related  Partnership,   has
                  entered  into  any  agreement  or arrangement)  in
                  connection  with the rental of real property under  which
                  amounts   payable  to  EQR,  the  ERP  Operating

September 4, 1998
Page 4

                  Partnership, any Related Partnership or QRS are dependent in whole or in part on the income or profits derived from any tenant (or subtenant) of such properties (except that such amounts may be based on a fixed percentage or percentages of gross receipts or sales).

         12. From and after the Effective Time, neither EQR nor the ERP Operating Partnership will enter into any agreement or arrangement (and each will take all measures within its control to ensure that no Related Partnership or QRS will enter into any agreement or arrangement) in connection with the rental of real property under which amounts payable to EQR, the ERP Operating Partnership, any Related Partnership or QRS will depend in whole or in part on the income or profits derived from any tenant (or subtenant) of such properties (except that such amounts may be based on a fixed percentage or percentages of gross receipts or sales).

         13. Neither EQR nor the ERP Operating Partnership has rendered services themselves or through the ERP Operating Partnership, a Related Partnership, or any other affiliate in regard to a real property in which EQR, directly or through the ERP Operating Partnership or a Related Partnership, had an interest that is less than or equal to 50% unless EQR (i) obtained either a ruling from the Internal Revenue Service or an opinion of counsel that the provision of such services would not disqualify the income from such real property as rents from real property or (ii) determined that, if the income from such real property did not qualify as rents from real property, such income (along with other nonqualifying income) would not cause EQR to fail to meet the tests described in representations (8) and (9) above.

         14. Neither EQR nor the ERP Operating Partnership will render services themselves or through the ERP Operating Partnership, a Related Partnership, or any other affiliate, in regard to any real property or any real property acquired in the future in which EQR, directly or through the ERP Operating Partnership or a Related Partnership, has an interest that is less than or equal to 50% unless EQR (i) obtains either a ruling from the Internal Revenue Service or an opinion of counsel that the provision of such services will not disqualify the income from such real property as rents from real property or (ii) determines that, if the income from such real property did not qualify as rents from real property, such income (along with other nonqualifying income) would not cause EQR to fail to meet the tests described in representations (8) and (9) above.

September 4, 1998
Page 5





         15. For the taxable years ending December 31, 1992, 1993, 1994, 1995, 1996 and 1997 (i) less than 15% of the rent received by EQR, the ERP Operating Partnership, any Related
                  Partnership or QRS in regard to each of the real properties owned directly or indirectly and/or leased by any of them
                  (the "Properties") was attributable to personal property; and
                  (ii) all personal property contained in the Properties was leased under or in connection with a lease of the real property contained in the Properties.

         16. EQR and the ERP Operating Partnership expect that, and each will take all measures within its control to ensure that, for any taxable year ending after the Effective Time, (i) less than 15% of the rent received by EQR, the ERP Operating Partnership, any Related Partnership or QRS in regard to each of the Properties will be attributable to personal property; and (ii) all personal property contained in the Properties will be leased under or in connection with a lease of real property contained in the Properties.

         17. For its taxable years ending December 31, 1992, 1993, 1994, 1995, 1996 and 1997, no more than a de minimis amount of rent received by EQR, the ERP Operating Partnership or any Related Partnership for the Properties was received or accrued directly or indirectly from any person in which EQR owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this representation, ownership will be determined by taking into account the Modified Attribution Rules.

         18. EQR will take all measures within its control to ensure that, for any of its taxable years ending after the Effective Time, no more than a de minimis amount of rent received by EQR, the ERP Operating Partnership, any Related Partnership or QRS for the Properties will be received or accrued directly or indirectly from any person in which EQR owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this representation, ownership will be determined by taking into account the Modified Attribution Rules.

September 4, 1998
Page 6



         19. Neither EQR, the ERP Operating Partnership, nor any Related Partnership or QRS or affiliate of any of them has entered into or will enter into any agreement or arrangement for the performance of services to tenants of the Properties, other than an agreement or arrangement for services not rendered primarily for the convenience of the tenants of the Properties and customarily furnished or rendered in connection with the rental of real property, pursuant to which (i) an entity that fails to qualify as an Independent Contractor will furnish any services to tenants of the Properties or (ii) EQR, the ERP Operating Partnership or a Related Partnership, QRS or affiliate of any of them derives any income from an entity providing services to Property tenants that is required to qualify as an Independent Contractor.

         20. At the close of each quarter during its existence, at least 75% of the value of the Total Assets of EQR consisted of Real Estate Assets, cash and cash items (including receivables which arise in the ordinary course of EQR's operation but not receivables purchased from another person) and government securities, and not more than 25% of the value of its assets was represented by securities
                  (other than government securities).

         21. EQR will take all measures within its control to ensure that, at the close of each quarter during each taxable year ending after the Effective Time, at least 75% of the value of its Total Assets of EQR will consist of Real Estate Assets, cash and cash items (including receivables which arise in the ordinary course of EQR's operation but not receivables purchased from another person) and government securities, and not more than 25% of the value of its assets was represented by securities (other than government securities).

         22. At the close of each quarter during its existence, EQR has not owned (either directly or indirectly through ERP
                  Operating Partnership, or any Related Partnership or other affiliate) securities in any one issuer having an aggregate value in excess of 5% of the value of the Total Assets of EQR.

         23. EQR will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after the Effective Time, it does not own (either directly or indirectly through ERP Operating Partnership, or any Related Partnership or other affiliate) securities in any one issuer having an aggregate value in excess of 5% of the value of the Total Assets of EQR.

September 4, 1998
Page 7


         24. At no time has EQR owned (either directly or indirectly through the ERP Operating Partnership, any Related Partnership or other affiliate) any securities in any issuer representing in excess of 10% of the outstanding voting securities of such issuer, unless such issuer is a Qualified REIT Subsidiary.

         25. EQR will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after the Effective Time, it will not own (either directly, or indirectly, through ERP Operating Partnership, any Related Partnership or other affiliate) any securities in any issuer representing in excess of 10% of the outstanding voting securities of such issuer, unless such issuer is a Qualified REIT Subsidiary.

         26. EQR, the ERP Operating Partnership and any Related Partnerships have at all times during their existence held the Properties (and all other assets) for investment purposes and not as (i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of its trade or business.

         27. EQR, the ERP Operating Partnership, and any Related Partnerships will at all times after the Effective Time hold the Properties (and all other assets) for investment purposes and not as (i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of its trade or business.

         28. Commencing with EQR's taxable year ending December 31, 1992, EQR has paid and expects to pay dividends (without regard to capital gains dividends) equal to or in excess of the sum of
                  (i) ninety-five percent (95%) of EQR's REIT Taxable Income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and
                  (ii) ninety-five percent (95%) of the net income from Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income.

         29. As required by Regulation Section 1.857-8, for each year commencing with EQR's taxable year ending December 31, 1993, EQR (i) has maintained and will maintain the necessary records relating to the actual ownership of its stock, (ii) has made and

September 4, 1998
Page 8


                  will make the requisite information requests of its shareholders regarding stock ownership, and (iii) has maintained and will maintain a list of the persons failing or refusing to comply in whole or in part with EQR's demand for statements regarding stock ownership.

         30. EQR has adopted a calendar year accounting period and has not changed nor sought the consent of the Secretary of the Treasury or his delegate to change EQR's accounting period, and from and after the Effective Time, will continue to use a calendar year accounting period and will take all measures within its control to retain a calendar year accounting period.

         31. Any representations herein as to the Properties will also be true with respect to properties acquired by ERP Operating Partnership or any Related Partnership or other affiliate after the date hereof.

         32. None of the liabilities incurred by EQR, ERP Operating Partnership or any Related Partnership during the two-year period immediately preceding the date hereof were incurred in anticipation of any of the transactions described in the Registration Statement.

         33. The undersigned is familiar with the requirements for qualification as a REIT under the Code and believes that (i) EQR has satisfied such requirements for all periods of its existence and (ii) EQR will satisfy such requirements for all periods after the Effective Time.

         34. Neither EQR, ERP Operating Partnership, nor any Related Partnership or other affiliate was notified by the IRS in writing on or before May 8, 1996, that the entity's classification was under examination.

         35. The undersigned is a duly elected officer of EQR, and will be a duly elected officer of EQR as of the Effective Time. In such capacity, the undersigned has access to relevant information regarding each of the factual matters set forth above and has consulted with other employees and officers of EQR and the ERP Operating Partnership regarding such factual matters, none of whom have disagreed in any respect with any of the representations set forth above.

September 4, 1998
Page 9


         36. EQR has advised you of any matter of which it has been advised by independent legal counsel or accounting advisors or of which EQR or its employees is aware that could, if adversely decided, adversely affect EQR's ability to satisfy the requirement for continued taxation as a REIT under the Code.

         37. No subsidiary of EQR that was formed as a partnership, joint venture or limited liability has elected to be taxed as a corporation for federal tax purposes.

         The foregoing is provided in connection with the preparation of your opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or elsewhere, are accurate and complete and will be accurate and complete on the date the Registration Statement is filed.


                                       Very truly yours,

                                       EQUITY RESIDENTIAL PROPERTIES
                                       TRUST



                                       By: /s/ Bruce C. Strohm

                                          -------------------------------
                                           Name:   Bruce C. Strohm
                                                -------------------------------
                                           Its:    Executive Vice President
                                                -------------------------------

                                    EXHIBIT A

                                   Definitions

         "ATTRIBUTION RULES": the rules of ownership described in Section 856(h) of the Code.

         "CONSTRUCTIVE" or "CONSTRUCTIVELY": the constructive stock ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

         "EXCESS NONCASH INCOME": the excess of (i) the sum of (A) all interest, original issue discount and other income includible in income with respect to debt instruments received upon the sale of property over the money and fair market value of property received with respect to such instruments and (B) income recognized upon the disposition of real estate if there is a determination that Section 1031 of the Code (like-kind exchanges) does not apply to the disposition and the failure to satisfy the requirements of Section 1031 of the Code was due to reasonable cause and not willful neglect, over (ii) five percent (5%) of REIT Taxable Income (without regard for the deduction for dividends paid and excluding any net capital gain).

         "FORECLOSURE PROPERTY": any real property (including Interests in Real Property), and personal property incident to such real property, acquired by EQR and/or its affiliates as a result of EQR and/or its affiliates having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status under Section 856(e)(5) of the Code is in effect with respect to such property and such election has not been terminated under Section 856(e)(4) of the Code. Such term does not include property acquired by EQR and/or its affiliates as a result of indebtedness arising from the sale or other disposition of property of EQR and/or its affiliates which is Section 1221(1) Property which was not originally acquired as foreclosure property.

         "INDEPENDENT CONTRACTOR": means any person other than (i) any person owning (actually or Constructively) more than 35% of the shares of EQR; (ii) any corporation in which persons owning 35% or more of the shares of EQR own (actually or Constructively) more than 35% of the voting power with respect to the stock of such corporation; or (iii) any entity other than a corporation in which persons owning 35% or more of the shares of EQR own actually or Constructively) more than a 35% interest in the assets or net profits of such entity.

         "INTERESTS IN REAL PROPERTY": includes fee ownership and co-ownership of land or improvements thereon, leaseholders of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

         "MODIFIED ATTRIBUTION RULES": the rules of ownership described in Code
Section 318 as modified by Code Section 856(d)(5).

         "PROHIBITED TRANSACTION": the sale or other disposition of Section 1221(1) Property, other than Foreclosure Property, unless (i) the property sold was a Real Estate Asset; (ii) EQR and/or its affiliates held the Real Estate Asset for at least four years; (iii) the aggregate expenditures made by EQR and/or its affiliates during the four (4) year period preceding the date of the sale which are includible in the basis of the Real Estate Asset does not exceed thirty percent (30%) of the net selling price of such asset; (iv) (A) during the taxable year EQR and/or its affiliates did not make more than seven sales of property (other than Foreclosure Property) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of the REIT's property (other than Foreclosure Property) sold during the taxable year does not exceed ten percent (10%) of the aggregate adjusted bases (as so determined) of all the assets of the REIT as of the beginning of the taxable year; (v) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, EQR and/or its affiliates has held the property for not less than four (4) years for production of rental income; and (vi) if the requirement of clause (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an Independent Contractor from whom EQR and/or its affiliates does not directly or indirectly derive gross income (including but not limited to dividends). For purposes of clause (iv)(B) of the preceding sentence, the REIT will be treated as owning its proportionate share of the adjusted bases of assets owned by its affiliates.

         "QUALIFIED REIT SUBSIDIARY": any corporation if 100 percent of the stock of such corporation is held by EQR.

         "QUALIFIED TEMPORARY INVESTMENT INCOME": any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code (1) in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, (2) pursuant to the exercise of an election under an insurance contract by a beneficiary owner thereof on the death of the insured party under such contract, or (3) in a transaction involving a qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of new capital (amounts received upon the issuance of stock of EQR or upon a public offering of debt obligations of EQR having maturities of at least five years) received by EQR and (iii) is received or accrued during the one year period beginning on the date EQR received such capital.

         "REAL ESTATE ASSET": real property (including Interests in Real Property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other Real Estate Investment Trusts. Such term also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital (amounts received upon the issuance of stock of EQR or upon a public offering of debt obligations of EQR having maturities of at least five years), but only if such property is stock or a debt instrument, and only for the one-year period beginning on the date EQR receives such capital.

         "REAL ESTATE INVESTMENT TRUST": a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

         "REIT TAXABLE INCOME": "Real estate investment trust taxable income" as defined in Section 857(b) of the Code, which generally equals the taxable income of EQR, computed with the dividends-paid deduction as defined in Section 561 of the Code (except that the portion of such deduction attributable to net income from Foreclosure Property is excluded), excluding any net income from Foreclosure Property, and computed with a deduction for any tax imposed under
Section 857(b)(5) of the Code (i.e., tax on the failure to meet the seventy-five percent (75%) or ninety-five percent (95%) income tests).

         "RELATED PARTNERSHIP": any entity classified as a partnership for federal tax purposes in which EQR or the ERP Operating Partnership, directly or indirectly owns an interest.

         "SECTION 1221(1) PROPERTY": stock in trade of EQR and/or its affiliates or other property of a kind which would properly be included in inventory of EQR and/or its affiliates if on hand at the close of the taxable year, or property held by EQR and/or its affiliates primarily for sale to customers in the ordinary course of its trade or business.

         "TOTAL ASSETS": the gross assets of EQR determined in accordance with generally accepted accounting principles.